EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-108416, 333-103515, 333-81940, 333-85486 and 333-115216 of Duke Energy Corporation on Form S-3, Registration Statement Nos. 333-123419, 333-29563, 333-12093, 333-50317, and 333-84222 of Duke Energy Corporation on Form S-8, and Registration Statement No. 333-126318 of Duke Energy Holding Corp. on Form S-4, of our report dated March 10, 2006 (March 31, 2006 as to the financial statement schedule listed in the Index at Item 15), relating to the financial statements and financial statement schedule of Duke Energy Field Services, LLC as of and for the year ended December 31, 2005 appearing in this Annual Report on Form 10-K/A of Duke Energy Corporation for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Denver, Colorado

March 31, 2006